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                                                                   EXHIBIT 10.07




                         MANAGEMENT SERVICES AGREEMENT


         This Management Services Agreement is entered into as of March 1, 1996 by and between Airfair Publishing, Inc., a Delaware corporation ("API"), BEI Holdings, Inc., a Texas corporation ("BEI"), and Inventory Merchandising Services, Inc., a Texas corporation and wholly-owned subsidiary of BEI ("IMS").

                                    RECITALS

         API, formerly a wholly-owned subsidiary of BEI, continues to maintain offices within the space leased by BEI at 1120 Capital of Texas Highway, Building 3, Austin, Texas and desires (a) to document its right to use such offices and use certain common areas within and outside the space leased by BEI and (b) to procure certain management and administrative services from BEI and IMS. BEI desires to document such use rights and BEI and IMS desire to provide such management and administrative services.

         NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby conclusively acknowledged, API, BEI and IMS do hereby agree as follows:

                                   AGREEMENTS

         1.      (a)      BEI hereby permits Airfair access to and use of (i)
approximately 8,000 square feet of space on the third floor of Building 3 of the building known locally as "The Setting," located at 1120 Capital of Texas Highway South, Austin, Texas 78746 (the "Building"), which space is indicated as the "API Space" on Exhibit A attached hereto and (ii) all common areas within the Building to which BEI is permitted access or is permitted to use ((i) and (ii) together are hereinafter referred to as the "Used Areas"). API hereby assumes the obligations of BEI under that certain lease agreement dated as of December 30, 1996 by and between BEI and Norwood Properties, Inc., as subsequently assigned to Carramerica, Ltd., (the "Landlord") with respect to the Used Areas, save and except any rent or expense payment obligation to the Landlord.

                 (b) IMS and BEI has leased certain telephone, computer and other equipment which is used by API, and BEI and API share use of other equipment. BEI hereby subleases to API and API hereby subleases from BEI the items set forth on Exhibit B attached hereto (the "Shared Equipment"). API hereby assumes the obligations of BEI under various equipment leases set forth on Exhibit B attached hereto with respect to the Shared Equipment, save and except any rent or expense payment obligation to the Lessor.

         2.      (a)      BEI and IMS hereby agrees to provide the management
services of the following individuals (the "Shared Management Members"), each of whom has currently serves as an executive officer of BEI and/or IMS:

                                Matthew O'Hayer
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                                 Joseph S. Juba
                                 Darrell Barker

         API acknowledges and understands that each of the Shared Management Members has significant management responsibilities to BEI and IMS. BEI and IMS agree that the obligation of each of the Shared Management Members to provide management services to BEI and IMS shall not interfere with the obligation of each of the Shared Management Members to provide services to API hereunder and that each of the Shared Management Members shall be available for service to API at such times as API may reasonably require. BEI, IMS and API estimate that Mr. O'Hayer will expend approximately 40% of his work effort on the affairs of API, Mr. Juba will expend approximately 80% of his work effort on the affairs of API and that Mr. Barker will expend approximately 50% of his work effort on the affairs of API. BEI hereby agrees that it will serve as employer of each of the Shared Management Members and assumes payroll responsibility, including without limitation salary, FICA, SUTA and FUTA payment and compliance, for each of the Shared Management Members without regard to the amount of time or effort expended by the Shared Management Members on behalf of API, IMS or BEI. API agrees to reimburse BEI for that proportion of the total direct payroll expense incurred by BEI during any month with respect to each of the Shared Management Members as equals the proportion of the work effort which each such each Shared Management Member is estimated to expend on the affairs of API. Any such reimbursement shall be due on the fifth (5th) day after the last day of any month during the term of this Agreement.

                 (b) API and BEI agree that certain individuals on the payroll of BEI work only in the service of API (the "Current Employees") but that transfer of the Current Employees from the payroll of BEI to API will work an undue hardship upon the Current Employees. BEI agrees that it will (i) serve as the employer of the Current Employees and any other employees (together with the Current Employees, the "API Employees") which API may hire between the date of this Agreement and the earlier of December 31, 1996 or such date as API may request (the "Payroll Termination Date"), (ii) assume payroll responsibility for the API Employees through the Payroll Termination Date and
(iii) not involve any of the API Employees in the affairs or business of BEI or IMS. API agrees to reimburse BEI for the total direct payroll expense incurred by BEI during such month with respect to the API Employees. Any such reimbursement shall be due on the fifth (5th) day after the last day of any month during the term of this Agreement.

                 (c) API and BEI agree that certain individuals on the payroll of BEI provide or will provide services benefitting API and one or both of BEI and IMS (the "Shared Employees"), including without limitation employees who provide reception or accounting services. BEI agrees that it will (i) serve as the employer of the Shared Employees and (ii) assume payroll responsibility for the Shared Employees through the Payroll Termination Date.

                 (d) BEI hereby agrees to indemnify and hold API harmless from and against any claims by any of the Shared Management Members or the API Employees for any matters relating to their employment, save and except any claims for damages or liabilities arising out of the employment or hiring practices of API. API hereby agrees to
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indemnify and hold BEI harmless from and against any claims by any of the
Shared Management Members or the API Employees for any matters relating to the employment or hiring practices of API.

         3. BEI agrees to insure the Subleased Areas, the Subleased Equipment, the Shared Management Members, the API Employees and the Shared Employees to the same extent and against the same risks as BEI insures its own lease area, equipment, operations, management and employees. BEI shall be deemed to have complied with the insurance requirement set forth in this paragraph if API is named as an additional insured on each policy of insurance maintained by BEI.

         4. As compensation for the various services to be provided hereunder and the various agreements of BEI and IMS hereunder, API hereby agrees to pay to BEI and IMS, collectively, a cash sum equal to one-half percent (.5%) of API's gross cash receipts during any month in which this Agreement remains in full force and effect. Such sums shall be due and payable on the thirtieth (30th) day after the last day of the month with respect to which such calculation is made. Not later than the twentieth (20th) day after the last day of any month during which this Agreement remains in effect, API shall deliver to BEI a certificate setting forth its gross receipts during such month.

         5. Any sums (whether reimbursement, compensation or otherwise) not paid on or prior to the due date for payment of such sum, shall accrue interest at the rate of ten percent (10%) per annum, compounded monthly, from such due date through the date such sum is paid in full.

         6. This Agreement may be terminated at the option of either party by giving 30 days prior written notice to the other party. If not sooner terminated, this Agreement shall terminate on the second anniversary of the date hereof.

         7.      (a)      This Agreement shall be binding upon and inure to the
benefit of the respective successors and permitted assigns of the parties hereto; provided, however, that a party hereto may not assign any rights, obligations, or liabilities hereunder without the prior written consent of the other parties.

         (b) All notices required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered or, when given by registered mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

         if to Airfair:

         Airfair Publishing, Inc.
         1120 Capital of Texas Highway South
         Building 3, Suite 300
         Austin, Texas  78746
         Attn: Joseph S. Juba, President
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         if to BEI:

         BEI Holdings, Inc.
         1120 Capital of Texas Highway South
         Building 3, Suite 300
         Austin, Texas  78746
         Attn: Darrell Barker, Chief Financial Officer

         if to IMS:

         Inventory Merchandising Services, Inc.
         1120 Capital of Texas Highway South
         Building 3, Suite 300
         Austin, Texas  78746
         Attn: Tim Valentine, President

         (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas (excluding the law thereof that requires the application of, or reference to, the law of any other jurisdiction). This Agreement shall be performable in Austin, Travis County, Texas.

         (d) This Agreement may be executed in counterparts, each such counterpart to be deemed an original, but which all together shall constitute one and the same instrument.

         (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding among the parties unless it is in writing and signed by the party against whom enforcement is sought.

         (f) This Agreement may not be amended except by the express written consent of the parties hereto. No waiver of any provision of this Agreement may be implied from any course of dealing between or among any of the parties hereto or from any failure by any party hereto to assert its rights under this Agreement on any occasion or series of occasions.

         (g) The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                          API:

                                          Airfair Publishing, Inc.


                                          By:
                                              ------------------------------
                                              Joseph S. Juba, President


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                                          BEI:

                                          BEI Holdings, Inc.


                                          By:
                                              ------------------------------
                                              Joseph S. Juba, President


                                          IMS:

                                          Inventory Merchandising Services, Inc.


                                          By:
                                              ------------------------------
                                              Tim Valentine, President